UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2011

ITRACKR SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Florida	000-28413	05-0597678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20423 State Road 7, Suite F6-490, Boca Raton, FL	33498
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (561) 213-4458

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)_

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 2.01  Completion of Acquisition or Disposition of Assets

On July 12, 2011, iTrackr Systems, Inc. (the “Company”) acquired 100% of the issued and outstanding membership interests (the “Units”) of RespondQ, LLC, a Florida limited liability company from Idamia, LLC, a Florida limited liability corporation (“Idamia”) and Iselsa II, LLC (“Iselsa”), a Delaware limited liability corporation. The purchase price for the Units was an aggregate of five million (5,000,000) shares of restricted common stock of the Company and promissory notes (the “Promissory Notes”) in the aggregate principal amount of $100,000. Iselsa owns 70% of the Units and Idamia owns 30% of the Units being sold.

The Promissory Notes bear interest at 10% per annum and all principal and interest is due and payable on October 12, 2011. Upon an occurrence of an Event of Default, the Promissory Notes are convertible into to shares of the Company’s common stock at $0.10 per share unless the Company between issuance date of the Promissory Note and its maturity date shall have sold its capital stock in a financing in which the Company has received gross proceeds of an excess of $1,000,000 at a differing price (“Subsequent Financing”). The Subsequent Financing shall exclude certain permitted issuances.

The owner of Idamia, LLC is Radosveta Rizzo. Ms. Rizzo is the wife of the Company’s Chief Executive Officer.

The description of the above is qualified by the terms and conditions of the Membership Interest Purchase Agreement between the Company, Idamia and Iselsa and the related Promissory Notes. Copies of which are attached as Exhibits 10.1, 10.2 and 10.3, respectively and incorporated by reference herein.

ITEM 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On July 1, 2011, our auditors, Bedinger & Company notified us that the Public Company Oversight Board (“PCAOB”) had completed their triennial inspection of our auditors audit records relating to their work performed during the audit of our financial statements for the year ended December 31, 2010 and that the PCAOB had a single finding related to revenue recognition.  In November 2010, the Company recorded $25,000 of revenue and accounts receivable related to the initial license fee charged to RespondQ pursuant to the Master “Click2Chat Software as a Service” Managed Services Agreement.  Given the fee was one-time only, non-refundable and non-cancellable, the Company determined it was recognizable as revenue pursuant to ASC 985-605.  However, as noted by the PCAOB, pursuant to ASC 985-605-55-121 the agreement did not meet certain criteria that would have allowed the full recognition of the initial $25,000 fee.  Thus, the Company should have applied the guidance in ASC 605-10-S99-1, SAB Topic 13 wherein the initial license fee should be recognized ratably over the term of the agreement, which in this case is 1 year, or $2,083.33 per month.  Bedinger proposed and the Company’s board agreed that the PCAOB finding represented a material misstatement of our financial position.

As a result of the foregoing, on July 11, 2011, the board concluded, that the Company’s unaudited interim financial statements for the quarterly period ended March 31, 2011, as well as its audited financial statements for the year ended December 31, 2010, and related Form 10-Q and 10-K should no longer be relied on and should be restated.  We are filing amendments to Forms 10-Q and 10-K to reflect this adjustment simultaneously with this Form 8-K.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.
The audited financial statements of RespondQ, LLC for the years ended December 31, 2010 and 2009 and the unaudited financial statements for the three months ended March 31, 2011, and the notes related thereto are filed as Exhibit 99.1.

(b) Pro Forma Financial Information.
The pro forma financial information as of and for the fiscal years ended December 31, 2010 and 2009, and the three months ended March 31, 2011 with respect to the Merger are filed as Exhibit 99.2.

(d) Exhibits

10.1 Membership Interest Purchase Agreement between iTrackr Systems, Inc. and Idamia, LLC and Iselsa II, LLC dated July 12, 2011

10.2 Promissory Note dated July 12, 2011 of iTrackr Systems to Idamia, LLC

10.3 Promissory Note dated July 12, 2011 of iTrackr Systems, Inc. to Iselsa II, LLC

16.1 Letter from Bedinger and Company to the Securities and Exchange Commission dated July 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITRACKR SYSTEMS, INC.

Dated: July 13, 2011	By:	/s/ John Rizzo
John Rizzo, CEO